Exhibit 17.1

RESIGNATION LETTER

Greenland Acquisition Corporation

Suite 906, Tower W1, Oriental Plaza

No. 1 East Chang’an Street, Dongcheng District

Beijing, People’s Republic of China 100006

Re:	Resignation

Dear Board of Directors:

I hereby resign as the Director of Greenland Acquisition Corporation (the “Company”) effective immediately. My resignation is for personal reasons and not the result of any disagreement with the Company.

I confirm that no money are owing to me by way of fees, salaries and other expenses and I have no claim for compensation or otherwise against the Company.

Sincerely,

October 24, 2019	By:	/s/ Jiang Pu
Name: Jiang Pu